Exhibit 3.1

                    RESTATED CERTIFICATE OF INCORPORATION OF
                      AMERICAN GAMING & ENTERTAINMENT, LTD.
                             A DELAWARE CORPORATION


David B. McLane certifies that:

I. He is the President of American Gaming & Entertainment, Ltd., a Delaware corporation (the "Corporation"). The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State was April 21, 1988 as "Gamma International, Ltd".

II. The Certificate of Incorporation of the Corporation, as heretofore amended, is further amended and restated in its entirety as follows:

"FIRST. The name of the Corporation is WOW Entertainment, Inc.

SECOND. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. (1) The total number of shares of capital stock which this corporation shall have the authority to issue is one hundred fifty one million (151,000,000) consisting of (a) one hundred fifty million (150,000,000) shares of common stock, each having a par value of one cent ($0.01), amounting in the aggregate to One Million Five Hundred Thousand Dollars ($1,500,000.00) ("Common Stock"), and (b) one million (1,000,000) shares of preferred stock, each having a par value of one cent ($0.01), amounting in the aggregate to Ten Thousand Dollars ($10,000.00) ("Preferred Stock").

(2) Effective at the close of business on the date that this Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, and without further action on the part of the Corporation or the holders of its outstanding common stock, $0.01 par value per share ("Prior Common Stock"), each issued and outstanding share of Prior Common Stock shall automatically be reclassified as and changed into 0.1667 of a share of Common Stock, $0.01 par value per share. Effective at the close of business on such date, each certificate representing shares of Prior Common Stock shall be deemed to represent the same number of shares of Common Stock multiplied by 0.1667. As promptly as practicable thereafter, the Corporation, upon delivery and surrender of existing certificates representing shares of Prior Common Stock by the holders thereof, which certificates, if the Board of Directors so requests, shall be duly endorsed to the Corporation in blank or accompanied by proper instruments of transfer to


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the Corporation (such endorsements or instruments of transfer to be in a form satisfactory to the Corporation), shall issue and deliver or cause to be delivered to each such holder a certificate or certificates representing a whole number of shares of Common Stock equal to the number of shares of Prior Common Stock formerly represented by all existing certificates of such holder multiplied by 0.1667; provided, however, that in lieu of issuing any fractional shares of Common Stock resulting from such reclassification and change, the Company shall pay to each stockholder of record who otherwise would have been entitled to a fractional share of Common Stock cash (without interest) in an amount determined by multiplying the average of the daily closing bid price for the Prior Common Stock quoted on the OTC Bulletin Board for each of the 10 business days immediately preceding the effective date that this Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware by the fraction represented by such fractional share of Common Stock (any fraction of a cent to be adjusted upward to the nearest whole cent).

(3) Except as otherwise expressly provided by statute or by this Certificate, and subject to the express terms and rights, if any, of any Preferred Stock authorized by the Board of Directors pursuant to the authority granted in this Article FOURTH, all voting rights shall be vested in the holders of the Common Stock, who shall be entitled to one vote per share on all matters submitted to a vote of holders of the Common Stock and shall be entitled to receive: (a) such dividends on the Common Stock as may be declared and paid by the Corporation out of assets legally available therefor; and (b) in the event of the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to stockholders.

(4) The Board of Directors is authorized, subject to limitations prescribed by statute and the provisions of this Article FOURTH, to provide for the issuance of Preferred Stock, from time to time, in one or more series of any number of shares, with a distinctive serial designation for each series, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Article FOURTH, as shall hereafter be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock from time to time adopted by the Board of Directors. Subject to said limitations, each series of Preferred Stock: (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes of or any other series of the same or any other class or classes of stock of the Corporation or any other issuer, at such price or prices or at such rates of exchange, and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any


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additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary, of any outstanding stock of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereon; all as shall be stated in said resolution or resolutions providing for the issue of such series of Preferred Stock.

(5) Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any such series of Preferred Stock.

FIFTH.  The Corporation shall have perpetual existence.

SIXTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation in any manner not inconsistent with the provisions of such By-Laws.

SEVENTH. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation;

EIGHTH. A director of the Corporation shall have no personal liability to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that and in such circumstances as
Section 102(b)(7) (or any successor or additional provision) of the General Corporation Law of the State of Delaware, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.


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III. The foregoing Restated Certificate of Incorporation has been duly adopted by written consent of the holders of an aggregate of 367,911,380 shares of Common Stock or approximately 92.8% of the total voting power of the Corporation's voting securities, in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. Written notice of the adoption of this Restated Certificate of Incorporation has been given to every stockholder entitled to such notice as provided by Section 228 of the General Corporation Law of the State of Delaware. The undersigned, being the President as named above, does make this certificate and declare and certify that this is his act and deed, and that the facts stated herein are true, and accordingly has set his hands hereunto as of this 11th day of October, 2000.


/s/ David B. McLane
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David B. McLane
President